Exhibit 99.1

BOYD GAMING REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS

– Borgata Earnings Surge, Addition of Coast and Strong Las Vegas

Locals Results Fuel 163% Fourth Quarter Earnings Increase –

LAS VEGAS, NV – February 9, 2005 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the fourth quarter and full year 2004. The Company reported record adjusted earnings(1) of $.50 per share, an increase of 163% over the $.19 per share reported in the fourth quarter 2003. For the full year, the Company reported record adjusted earnings of $1.47 per share, a 75% increase over the $.84 per share reported in 2003. Adjustments for reported periods include preopening expenses, gain on sales of undeveloped land and certain non-recurring items, more fully described in a table and footnotes later in this report. This quarter’s results include the operations of the four properties of Coast Casinos, which the Company acquired on July 1, 2004, and Sam’s Town Shreveport, which the Company acquired in May 2004. Per share amounts are reported on a diluted basis.

Fourth Quarter Results

The Company reported record EBITDA in the fourth quarter of $149 million, a 122% increase over the $67.4 million reported in the fourth quarter 2003. This was the second quarter in a row that quarterly EBITDA was more than double the comparable quarter in the prior year. While much of the increase resulted from the addition of the five properties acquired during 2004, a significant amount of the increase resulted from strength at properties that operated in both periods. On a same-store basis, EBITDA in this year’s fourth quarter was up 25% over the fourth quarter 2003. The sizeable EBITDA increase in the fourth quarter 2004 over the prior year’s fourth quarter was widespread as evidenced by the following statistics:

•	Boulder Strip EBITDA increased 41%

•	Coast Casinos EBITDA, as compared to its fourth quarter 2003 results when it operated as an independent company, increased 41%

•	Stardust EBITDA increased 90%

•	Downtown Properties EBITDA increased 5.3%

•	Central Region EBITDA increased 17.2% (a 5.2% increase on a same-store basis)

•	The Company’s share of Borgata’s operating income (before amortization expense) increased 146%

Revenues for the fourth quarter were $540 million, an increase of 75% over the $308 million reported in the fourth quarter 2003 principally due to the addition of the Coast and Shreveport properties. On a same-store basis, revenues were up 5.3% in the quarter versus the comparable quarter in 2003. Net income in the fourth quarter was $40.0 million, or $.45 per share, versus $12.3 million, or $.19 per share, reported in the fourth quarter 2003. In this year’s fourth quarter, the Company’s weighted average diluted shares were 22.7 million greater than last year’s shares, due principally to shares issued in the Coast Casinos merger.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented on the Company’s fourth quarter results, “I am very pleased with the outstanding results of our Company’s operations. While our very strong earnings growth was widespread in the quarter, the principal drivers of the growth were in two areas where market dynamics, our business models, and our current expansion projects provide excellent prospects for continuing our strong earnings. The Las Vegas locals market is firing on all cylinders with growing demand and limited supply growth, with our Company’s excellent properties enjoying a significant share in that strong market. And we expect to increase that share with the addition, less than a year from now, of South Coast, which will serve a dynamic growth area of the Las Vegas locals market. And our ‘category-killer’ property in Atlantic City, Borgata, is truly a market leader and should continue to be for some time. We have begun a major expansion of the property to meet the strong demand. While our Company is performing well across the board and we have broad-based growth initiatives in the works, having that powerful Las Vegas locals/Borgata combination gives me confidence that we can continue to build value for our shareholders.”

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share, EBITDA (non-GAAP measures of earnings as defined in footnote (1)) and EBITDA margin, performance measurements widely used in the gaming industry. As used in this release, EBITDA for a particular operating segment (adjusted EBITDA) is before corporate expense. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

Full Year Results

Revenues for the full year 2004 were $1.734 billion, an increase of 38% over the $1.253 billion reported in 2003. The increase was primarily attributable to the addition of Coast Casinos and Sam’s Town Shreveport, neither of which were owned by the Company during 2003. EBITDA for 2004 was $449 million versus $266 million (before a $3.5 million one-time retroactive gaming tax imposed by the State of Indiana) reported in the same period last year. The increase was also principally attributable to the addition of both Coast Casinos and Sam’s Town Shreveport and by a large increase in the Company’s EBITDA from Borgata, which operated for six months during 2003. Net income for 2004 was $105 million, or $1.34 per share, versus $40.9 million, or $.62 per share, in 2003.

Borgata

The Company also reported fourth quarter and full year results for Borgata Hotel Casino and Spa, the Company’s joint venture property in Atlantic City. As an unconsolidated joint venture, Borgata’s results appear in only two lines of the Company’s consolidated statements of operations; therefore, more detailed financial information is presented in tables later in this release.

In the fourth quarter, Borgata reported revenue and EBITDA results well above its fourth quarter 2003 results and close to its own record results in the seasonally strong third quarter 2004. Borgata reported gaming revenue in the quarter of $165 million, a 35% increase over the fourth quarter 2003, and non-gaming revenue of $56.8 million, a 6.2% increase over the fourth quarter 2003. Net revenues in the quarter were $179 million, a 27% increase over the fourth quarter 2003. Borgata’s EBITDA in the fourth quarter was $60.1 million, an increase of 77% over the $33.9 million reported in the fourth quarter 2003. In the fourth quarter, Borgata reported an EBITDA margin of 33.5% versus 23.9% reported in the fourth quarter 2003. As was the case in every other quarter of 2004, the Company believes Borgata’s EBITDA in the fourth quarter was the highest of any property in Atlantic City.

For the fourth quarter, Borgata reported the highest table game win in the Atlantic City market, garnering 21% of the table game market and topping the property in second place by 56%. Table game win per unit per day in the quarter was $4,674, which beat the second place property by $1,734 and was 82% above the $2,572 average win per table per day in Atlantic City in the fourth quarter. For the first time since its July 2003 opening, Borgata’s quarterly slot win, $104 million in the fourth quarter, was the highest in the Atlantic City market. In slot win per unit per day, Borgata reported the highest result in the Atlantic City market at $324, $48 above the second place property and 51% above the Atlantic City average, which was $215 per day in the fourth quarter. Hotel occupancy in the quarter was 92.5% and the average daily room rate was $129.

Borgata also reported results for the full year 2004, the property’s first full calendar year of operations. Borgata’s reported 2004 gaming win of $638 million was the second best in the Atlantic City market and only $9 million behind the much larger Bally’s. Borgata’s 2004 table game win led the market by a large margin, and its table game win per unit was 61% above the Atlantic City average. Borgata’s 2004 slot win was the second best in the market, behind only Bally’s, which operated 68% more slot machines than Borgata in 2004. Borgata’s 2004 slot win per unit of $313 was the highest in the market, $27 above the second place property and $81, or 35%, above the Atlantic City average. Borgata’s EBITDA for 2004 was $216 million and its EBITDA margin was 31.9%. Hotel occupancy for the year was 92.0% and the average daily rate was $127.

Bob Boughner, Chief Executive Officer of Borgata, said, “In the fourth quarter, Borgata defied both conventional wisdom and historical precedent by reporting fourth quarter results similar to our summer results reported in the third quarter. We are very pleased that the environment and experience we are offering our customers appear to have year-round appeal.”

Borgata Expansion

The Company made further announcements concerning its expansion activity at Borgata. Construction has begun on the public space expansion with completion scheduled for the second quarter 2006. The rooms expansion project that the Company announced in its last earnings release is moving forward, with construction expected to commence in the fourth quarter 2005 and completion scheduled for the fourth quarter 2007. Bob Boughner commented on developments in the public space expansion, “Our significant market share premiums apply not only to our gaming operations, but to our food and beverage operations as well, creating a need for more restaurant seats, especially fine dining. Our public space expansion will include, among others, restaurants developed and operated by three nationally acclaimed restaurateurs, Bobby Flay, Michael Mina, and Wolfgang Puck. The restaurants, Bobby Flay Steak, Seablue by Michael Mina, and Wolfgang Puck, are being designed by world-class designers to create spectacular spaces that we expect will keep Borgata in the forefront of the Atlantic City entertainment experience.”

Wholly-owned Properties

The Company is now reporting results from its wholly-owned properties in five segments. For a listing of the specific properties in each segment, see the introduction to the tables that follow the footnotes that appear after the text of this report.

Boulder Strip

In the fourth quarter, the Boulder Strip properties, catering principally to the Las Vegas locals market, reported a 13.9% increase in revenues and a 41% increase in EBITDA versus the fourth quarter in 2003. EBITDA margins increased 5.5 percentage points, as 69% of the quarterly revenue increase fell to the EBITDA line. Fourth quarter EBITDA was the highest ever recorded for the Boulder Strip properties. Full year 2004 revenues of $183 million represented an increase of 9.4% over 2003, and record full year 2004 EBITDA of $49.4 million represented an increase of 25% over 2003. The strong results were generally due to increased business levels across the board and effective cost control.

Coast Casinos

As the merger with Coast Casinos was completed on July 1, 2004, there are no comparative results in the Company’s financial statements. Therefore, all comparisons presented here are with Coast’s pre-merger results of operations when they were an independent company, which results are reconciled in tables later in this release. Coast’s revenues in the fourth quarter were $179 million, an increase of 17.2% over the fourth quarter of 2003. EBITDA in the fourth quarter was $60.5 million, a 41% increase over the prior period. This strength reflects the strong condition of the Las Vegas locals economy, particularly its gaming and entertainment sectors. EBITDA margin in the fourth quarter was 33.7%, up from 28.1% in the fourth quarter 2003, as 67% of the incremental revenue flowed through to the EBITDA line. For the full year 2004 (which amounts reflect both pre- and post-merger results), Coast Casinos’ revenues were $668 million, an increase of 12.8% over 2003; and EBITDA was $205 million(2), a 25% increase over the $164 million reported in 2003. The unit’s 30.6% EBITDA margin for 2004 was 3.0 percentage points above the prior year.

Stardust

The Stardust continued its turnaround in the fourth quarter with its best revenue quarter in four years. Fourth quarter revenues were $38.8 million, a 9.8% increase over the fourth quarter 2003, driven principally by a 21% increase in slot revenue. Fourth quarter EBITDA of $4.8 million was nearly double the $2.5 million reported in the fourth quarter 2003. In the fourth quarter, 66% of the property’s revenue gains from the fourth quarter 2003 flowed through to the EBITDA line. For the full year, Stardust reported EBITDA of $18.0 million, its best results since 1998 and 88% above the $9.6 million reported in 2003.

Downtown Properties

Downtown Properties revenues increased 6.4% in the fourth quarter versus the comparable quarter in 2003. Despite higher fuel costs in connection with the unit’s Hawaiian air charter operations, the group recorded a 5.3% EBITDA increase, reporting EBITDA of $12.3 million, versus $11.7 million, in the fourth quarter 2003. For the full year 2004, EBITDA was $38.7 million, down 4.4% from the $40.5 million reported in 2003. The aforementioned fuel cost increase was the principal reason EBITDA declined in 2004.

Central Region

The six Central Region properties reported a 23% increase in revenues and a 17.2% increase in EBITDA in the fourth quarter versus the comparable quarter in 2003. This quarter’s results include Sam’s Town Shreveport, which the Company acquired in May 2004. On a same-store basis, fourth quarter revenues increased 1.8% and EBITDA rose 5.2% over the fourth quarter 2003. Strong margin-driven fourth quarter EBITDA increases at Sam’s Town Tunica, Par-A-Dice and Treasure Chest were the principal reasons for the increase. For the full year 2004, Central Region EBITDA was $191 million, an increase of 5.7% versus the prior year (before the $3.5 million Blue Chip tax charge), and, on a same-store basis, a decline of 2.0% from 2003 results. Increased 2004 EBITDA at Sam’s Town Tunica, Treasure Chest and Blue Chip could not overcome EBITDA declines at Par-A-Dice (caused primarily by the large July 2003 gaming tax increase) and Delta Downs (caused primarily by construction disruption from its nearly completed property reconfiguration, remodel and hotel development project).

Financial Statistics

The Company provided the following additional information for the fourth quarter ended December 31, 2004:

•	December 31 debt balance: $2.311 billion

•	December 31 cash: $161 million

•	Dividends paid in the quarter: $7.4 million

•	Maintenance capital expenditures during the quarter: $23 million

•	Expansion capital expenditures for projects during the quarter:

Delta Downs -	$29 million
Blue Chip -	$24 million
The Orleans -	$1 million
South Coast -	$41 million
Stardust land -	$43 million

•	Number of shares outstanding on December 31: 87.5 million

•	Capitalized interest during the quarter: $2.6 million

(1)

Adjusted Earnings are earnings before preopening expenses, merger, acquisition and transition related expenses, a Blue Chip consulting termination fee, gain on sales of certain assets, non-cash loss on early retirement of debt, and charges associated with an Indiana state tax assessment and a one-time Indiana retroactive gaming tax. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance in the gaming industry and as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of net income, based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS are each included in the financial schedules accompanying this release. EBITDA is earnings before interest, taxes, depreciation, amortization, preopening expenses, acquisition and merger related expenses, a Blue Chip consulting termination fee, deferred rent, the gain on sales of certain assets, loss on early retirement of debt, and our share of Borgata’s non-operating expenses. EBITDA and EBITDA margin are presented solely as supplemental disclosures because the Company believes that they are widely used measures of operating performance in the gaming industry and EBITDA is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

(2)	Full year 2004 EBITDA for Coast Casinos represents the combination of property EBITDA from Coast Casinos for the six months ended June 30, 2004, when the company operated independently, and EBITDA subsequent to the merger, when Coast Casinos operated as part of Boyd Gaming. EBITDA from Coast Casinos for the six months ended June 30, 2004 is reconciled in a table later in this release. EBITDA from Coast Casinos subsequent to the merger is reconciled to net income as part of Boyd Gaming’s EBITDA reconciliation presented in this release.

The following tables report December quarterly and full year results. Boulder Strip includes Sam’s Town Las Vegas, Eldorado and Jokers Wild. Downtown Properties includes the California Hotel and Casino, the Fremont Hotel and Casino, Main Street Station, and Vacations Hawaii, the Company’s Honolulu travel agency. Coast Casinos includes Barbary Coast, Gold Coast, The Orleans, Suncoast and an offsite sports book. Central Region includes Sam’s Town Tunica, Par-A-Dice, Treasure Chest, Blue Chip, Delta Downs, and Sam’s Town Shreveport.

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except footnotes)	2004	2003	2004	2003
Net Revenues
Boulder Strip	$48,938	$42,971	$183,319	$167,624
Coast Casinos	179,249	—	341,229	—
Stardust	38,793	35,330	151,553	136,417
Downtown Properties (a)	63,646	59,813	239,418	232,402
Central Region	209,006	170,069	818,539	716,627

Net revenues	$539,632	$308,183	$1,734,058	$1,253,070

Adjusted EBITDA
Boulder Strip	$14,132	$10,038	$49,438	$39,622
Coast Casinos	60,469	—	105,474	—
Stardust	4,789	2,515	18,016	9,563
Downtown Properties	12,288	11,673	38,738	40,511
Central Region (b)	44,717	38,156	191,198	177,365

Wholly-owned property adjusted EBITDA	136,395	62,382	402,864	267,061
Corporate expense	(9,791)	(4,272)	(33,338)	(22,595)

Wholly-owned adjusted EBITDA	126,604	58,110	369,526	244,466
Our share of Borgata’s operating income before preopening expenses and amortization expense (e)	22,864	9,294	79,286	18,151

Total adjusted EBITDA	149,468	67,404	448,812	262,617

Other operating costs and expenses
Deferred rent	1,051	—	1,994	—
Other, net	428	—	(429)	—
Depreciation and amortization	43,503	24,110	137,447	94,224
Blue Chip consulting termination fee	5,000	—	5,000	—
Preopening expenses	1,693	—	2,308	—
Merger, acquisition and transition related expenses	—	—	6,534	—
Our share of Borgata’s preopening expenses	—	—	—	19,593

Total other operating costs and expenses	51,675	24,110	152,854	113,817

Operating income	97,793	43,294	295,958	148,800

Other non-operating costs and expenses
Interest expense, net (c)	31,470	18,095	101,841	74,231
Loss on early retirement of debt	—	—	4,344	—
Gain on sales of undeveloped land	(201)	—	(9,880)	—
Our share of Borgata’s non-operating expense, net	4,489	5,924	24,058	8,754

Total other non-operating costs and expenses	35,758	24,019	120,363	82,985

Income before provision for income taxes	62,035	19,275	175,595	65,815
Provision for income taxes (d)	22,022	6,939	71,035	24,882

Net income	$40,013	$12,336	$104,560	$40,933

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $11.7 million and $11.4 million, respectively, for the three months ended December 31, 2004 and 2003 and $45.2 million and $47.0 million, respectively, for the years ended December 31, 2004 and 2003.

(b)	Adjusted EBITDA results for the year ended December 31, 2004 exclude a $5.0 million charge related to a Blue Chip consulting termination fee. Adjusted EBITDA results for the year ended December 31, 2003 include a one-time charge for a retroactive gaming tax imposed by the State of Indiana of $3.5 million.

(c)	Net of interest income and amounts capitalized.

(d)	Results for the year ended December 31, 2004 include $5.7 million of tax expense, net of federal tax benefit, related to the Indiana Department of Revenue’s assessment for state income taxes.

(e)	The following table reconciles the presentation of our share of Borgata’s operating results in our consolidated statements of operations to the presentation of our share of Borgata’s results in the above table:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating income (loss) from Borgata	$22,533	$9,294	$77,965	$(1,910)
Add back our share of Borgata’s preopening expenses (1)	—	—	—	19,593
Add back amortization expense related to capitalized interest and unilateral contribution to Borgata	331	—	1,321	468

Our share of Borgata’s operating income before amortization expense and preopening expenses	$22,864	$9,294	$79,286	$18,151

(1)	Borgata’s preopening expenses are included in Borgata’s operating loss and are deducted for the presentation of total adjusted EBITDA. Adjusted EBITDA is presented before preopening expenses as it represents a measure of performance of our existing operational activities.

BOYD GAMING CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited) (In thousands, except per share data)	2004	2003	2004	2003
Revenues
Gaming	$444,371	$262,862	$1,454,884	$1,073,736
Food and beverage	81,789	41,628	248,654	165,899
Room	40,717	18,670	122,496	76,819
Other	35,369	19,812	106,057	78,075

Gross revenues	602,246	342,972	1,932,091	1,394,529
Less promotional allowances	62,614	34,789	198,033	141,459

Net revenues	539,632	308,183	1,734,058	1,253,070

Costs and expenses
Gaming	199,878	132,698	689,324	535,388
Food and beverage	51,519	24,982	152,370	96,096
Room	12,372	5,616	37,184	22,058
Other	30,641	19,677	99,457	81,706
Selling, general and administrative	90,294	49,466	281,030	194,180
Maintenance and utilities	23,533	13,362	76,829	56,581
Deferred rent	1,051	—	1,994	—
Depreciation and amortization	43,172	24,110	136,126	93,756
Corporate expense	10,219	4,272	32,909	22,595
Preopening expenses	1,693	—	2,308	—
Merger, acquisition and transition related expenses	—	—	6,534	—

Total	464,372	274,183	1,516,065	1,102,360

Operating income (loss) from Borgata	22,533	9,294	77,965	(1,910)

Operating income	97,793	43,294	295,958	148,800

Other income (expense)
Interest income	44	49	186	318
Interest expense, net of amounts capitalized	(31,514)	(18,144)	(102,027)	(74,549)
Loss on early retirement of debt	—	—	(4,344)	—
Gain on sales of undeveloped land	201	—	9,880	—
Other expense from Borgata, net	(4,489)	(5,924)	(24,058)	(8,754)

Total	(35,758)	(24,019)	(120,363)	(82,985)

Income before provision for income taxes	62,035	19,275	175,595	65,815

Provision for income taxes	22,022	6,939	71,035	24,882

Net income	$40,013	$12,336	$104,560	$40,933

Basic Net Income Per Common Share	$0.46	$0.19	$1.37	$0.64

Average Basic Shares Outstanding	87,301	64,726	76,586	64,293

Diluted Net Income Per Common Share	$0.45	$0.19	$1.34	$0.62

Average Diluted Shares Outstanding	89,182	66,509	78,240	66,163

The following table reconciles net income based upon generally accepted accounting principles to adjusted net income and adjusted net income per share.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2004	2003	2004	2003
Net income	$40,013	$12,336	$104,560	$40,933
Adjustments:
Gain on sales of undeveloped land	(201)	—	(9,880)	—
Other, net	428	—	(429)	—
Preopening expenses	1,693	—	2,308	—
Preopening expenses from Borgata	—	—	—	19,593
Merger, acquisition and transition related expenses	—	—	6,534	—
Blue Chip consulting termination fee	5,000	—	5,000	—
One-time Indiana gaming tax charge	—	—	—	3,452
Loss on early retirement of debt	—	—	4,344	—
Indiana state income tax assessment	—	—	5,725	—
Income tax effect for above adjustments	(2,457)	—	(2,930)	(8,712)

Adjusted net income	$44,476	$12,336	$115,232	$55,266

Adjusted net income per diluted share	$0.50	$0.19	$1.47	$0.84

Weighted average diluted shares outstanding	89,182	66,509	78,240	66,163

The following tables reconcile operating income to adjusted EBITDA.

	Three Months Ended December 31, 2004
(In thousands)	Operating Income (Loss)	Depreciation and Amortization	Preopening and Other Expenses	Deferred Rent	Adjusted EBITDA
Boulder Strip	$8,963	$5,169	$—	$—	$14,132
Coast Casinos	44,973	14,553	—	943	60,469
Stardust	1,082	3,707	—	—	4,789
Downtown Properties	8,423	3,865	—	—	12,288
Central Region	24,673	14,739	5,197	108	44,717
Corporate	(12,854)	1,139	1,924	—	(9,791)

Totals for wholly-owned properties	75,260	43,172	7,121	1,051	126,604
Our share of Borgata results	22,533	331	—	—	22,864

Consolidated	$97,793	$43,503	$7,121	$1,051	$149,468

	Three Months Ended December 31, 2003
(In thousands)	Operating Income (Loss)	Depreciation and Amortization	Adjusted EBITDA
Boulder Strip	$5,303	$4,735	$10,038
Stardust	(1,119)	3,634	2,515
Downtown Properties	7,851	3,822	11,673
Central Region	27,176	10,980	38,156
Corporate	(5,211)	939	(4,272)

Totals for wholly-owned properties	34,000	24,110	58,110
Our share of Borgata results	9,294	—	9,294

Consolidated	$43,294	$24,110	$67,404

	Year Ended December 31, 2004
(In thousands)	Operating Income (Loss)	Depreciation and Amortization	Acquisition, Merger, Preopening and Other Expenses	Deferred Rent	Adjusted EBITDA
Boulder Strip	$29,890	$19,548	$—	$—	$49,438
Coast Casinos	74,719	28,869	—	1,886	105,474
Stardust	3,284	14,732	—	—	18,016
Downtown Properties	23,643	15,095	—	—	38,738
Central Region	126,336	53,648	11,106	108	191,198
Corporate	(39,879)	4,234	2,307	—	(33,338)

Totals for wholly-owned properties	217,993	136,126	13,413	1,994	369,526
Our share of Borgata results	77,965	1,321	—	—	79,286

Consolidated	$295,958	$137,447	$13,413	$1,994	$448,812

	Year Ended December 31, 2003
(In thousands)	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Adjusted EBITDA
Boulder Strip	$20,667	$18,955	$—	$39,622
Stardust	(4,470)	14,033	—	9,563
Downtown Properties	25,178	15,333	—	40,511
Central Region	135,615	41,750	—	177,365
Corporate	(26,280)	3,685	—	(22,595)

Totals for wholly-owned properties	150,710	93,756	—	244,466
Our share of Borgata results	(1,910)	468	19,593	18,151

Consolidated	$148,800	$94,224	$19,593	$262,617

The following table reports Borgata financial results.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2004	2003	2004	2003
Gaming revenue	$164,524	$122,174	$623,400	$258,270
Non-gaming revenue	56,763	53,429	228,881	101,589

Gross revenues	221,287	175,603	852,281	359,859
Less promotional allowances	41,841	33,783	175,862	68,445

Net revenues	179,446	141,820	676,419	291,414
Expenses	119,343	107,910	460,852	226,992
Depreciation and amortization	14,381	15,172	56,811	27,969
Preopening expenses	—	—	—	39,186
Loss / (gain) on asset disposals	(5)	152	184	152

Operating income (loss)	45,727	18,586	158,572	(2,885)

Interest and other expenses, net	(7,319)	(10,140)	(34,896)	(20,995)
(Provision) / benefit for income taxes	(1,657)	(1,707)	(13,219)	3,487

Subtotal	(8,976)	(11,847)	(48,115)	(17,508)

Net income	$36,751	$6,739	$110,457	$(20,393)

The following table reconciles our share of Borgata’s results to the reported amounts.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2004	2003	2004	2003
Our share of Borgata’s operating income (loss)	$22,864	$9,294	$79,286	$(1,442)
Amortization expense related to capitalized interest and unilateral contribution to Borgata	(331)	—	(1,321)	(468)

Operating income (loss) from Borgata, as reported	$22,533	$9,294	$77,965	$(1,910)

Other expense from Borgata, as reported	$(4,489)	$(5,924)	$(24,058)	$(8,754)

The following table reconciles operating income to Adjusted EBITDA for Borgata.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2004	2003	2004	2003
Operating income (loss)	$45,727	$18,586	$158,572	$(2,885)
Depreciation and amortization	14,381	15,172	56,811	27,969
Preopening expenses	—	—	—	39,186
Loss / (gain) on asset disposals	(5)	152	184	152

Adjusted EBITDA	$60,103	$33,910	$215,567	$64,422

The following table reports results for the three months and year to date periods ended December 31, 2003 as well as results for the six months ended June 30, 2004 for Coast Casinos, Inc. On July 1, 2004, Boyd Gaming completed its merger with Coast Casinos, which is now a wholly-owned subsidiary of Boyd Gaming and whose post-merger results are reported as part of Boyd Gaming’s consolidated group.

($ in thousands)	Three Months Ended December 31, 2003	Year Ended December 31, 2003	Six Months Ended June 30, 2004
Property adjusted EBITDA	$42,947	$163,899	$99,192
Corporate expense	2,199	7,184	4,396

Adjusted EBITDA	40,748	156,715	94,796

Other operating costs and expenses
Depreciation and amortization	12,788	48,962	25,250
Preopening expenses	283	577	1,047
Deferred rent	779	3,118	1,528
Gain on sale of asset	—	—	(1,653)
Merger related expenses	—	—	15,885

Total other operating costs and expenses	13,850	52,657	42,057

Operating income	26,898	104,058	52,739

Other non-operating costs and expenses
Interest expense, net	9,585	36,289	18,266
Loss on early retirement of debt	—	419	—

Total other non-operating costs and expenses	9,585	36,708	18,266

Income before provision for income taxes	17,313	67,350	34,473
Provision for income taxes	5,749	23,032	12,132

Net income	$11,564	$44,318	$22,341

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, revenue, earnings, cash flow and the growth of certain gaming markets (including the Las Vegas locals market’s growing demand and limited supply), the Company’s ability to build market share and value for its shareholders and its prospects for continuing strong earnings. In addition, forward-looking statements include statements regarding South Coast, including the estimated timing for its completion and the dynamic growth area of the market that it is expected to serve, Delta Downs, including the expected opening of the remodeled casino and Borgata, including the year-round appeal that Borgata offers and the current expectation that it should continue to be a market leader, the strength and growth of demand, its achievement of market share premiums and growing margins, market rankings for EBITDA, table game win and slot win, increased revenue, earnings and margins and the expansion projects of Borgata, including the timing of the expansion projects, the new restaurants that Borgata is expected to offer, and the expectation that Borgata will remain in the forefront of the Atlantic City entertainment experience. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins and market share premiums, grow revenues, or meet other identified expectations for the Company or Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. In addition, the Company can provide no assurances that South Coast will be opened on time, or at final costs that approximate the Company’s current estimates, or that Borgata expansion projects will yield the estimated number of hotel rooms, slot machines, table games or other amenities, will be completed within the estimated time frames and budget, or that Borgata will be able to generate sufficient cash flow (or utilize its new credit facility) to fund the expansion projects. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2003 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed from time to time with the Commission. In addition, factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s registration statement on Form S-4 filed with the Commission on June 25, 2004. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 4:30 p.m. Eastern on Wednesday, February 9, 2005 to review the fourth quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at http://phx.corporate-ir.net/ phoenix.zhtml?p=irol-eventDetails&c=95703&eventID=998034

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 18 gaming entertainment properties, plus one under development, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

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